                               EXCHANGE AGREEMENT

          This Exchange Agreement, dated as of January 1, 1994, is entered into between Telephone and Data Systems, Inc., an Iowa corporation (herein called "TDS"), and American Paging, Inc., a Delaware corporation (herein called "API").

          WHEREAS, TDS owns all of the issued and outstanding shares of the capital stock of API;

          WHEREAS, in connection with the execution and delivery of this Agreement, API is selling in an underwritten public offering (the "Offering") a number of its Common Shares, par value $1.00 per share, as a result of which API will have a class of publicly held securities and API will be subject to the reporting and other requirements of the Securities Exchange Act of 1934, and the parties desire to provide for a recapitalization of API to accommodate the Offering; and

          WHEREAS, API and TDS desire to set forth certain agreements made between them with respect to such recapitalization and other matters;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          As used in this Agreement, the terms set forth below shall have the indicated meanings (such meanings apply equally to the singular and plural forms thereof):

          "ACT" shall mean the Securities Act of 1933, as amended.

          "FCC" shall mean the Federal Communications Commission.

          "SEC" shall mean the Securities and Exchange Commission.


                                   ARTICLE II
                                RECAPITALIZATION

          Promptly upon obtaining stockholder approval of the adoption of a Restated Certificate of Incorporation for API in substantially the form attached hereto as Exhibit A, API shall file the Restated Certificate of Incorporation with the Secretary of State of Delaware pursuant to Section 103 of the General Corporation Law of Delaware, causing the 100 shares of capital stock owned by TDS to be converted into 1,500,000 Common Shares and 15,000,000 Series A Common Shares of API.

                                   ARTICLE III
                   RIGHT TO ACQUIRE ADDITIONAL API SECURITIES

          Section 3.01. PURCHASE RIGHTS. In addition to the pre-emptive rights granted to TDS as a holder of Series A Common Shares of API pursuant to the Restated Certificate of Incorporation of API referred to in Article II, TDS shall have the right to subscribe to any issuance of Common Shares or any other voting securities of API, or of any securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, Common Shares or any other voting securities of API, other than the Common Shares being issued pursuant to the Offering. To the extent an issuance is to be made for consideration other than cash, the fair market value of the non-cash consideration shall be determined by resolution of the board of directors of API. The proportion of each such issuance that TDS shall have the right to subscribe to (which right may be exercised in full or in part) shall be equal to the proportion of the Common Shares that TDS would own immediately before the issuance if all securities of API that are convertible into Common Shares (including securities convertible into another class that is convertible into Common Shares and including securities that in the future will become convertible) were converted (successively, if necessary) into Common Shares.

          Section 3.02. COMPLIANCE WITH SECURITIES LAWS. In connection with any issuance to which the purchase rights granted by Section 3.01 apply, API shall take all such action as shall be necessary to register the securities being issued, or to qualify them for an exemption from registration, under the Act and any applicable state securities or blue sky laws.

          Section 3.03.  METHOD OF EXERCISE.  The purchase rights granted by
Section 3.01 are exercisable by TDS by delivering to the Secretary of API a written election to subscribe to a specified number (in conformity with Section 3.01) of the securities to be issued, within such reasonable period of time as may be established by the board of directors of API after the giving of written notice of the proposed issuance to TDS. The closing of such purchase shall take place at such time and place as shall be determined by the board of directors of API, upon at least 30 days' prior written notice to TDS. At the closing, TDS shall pay for all shares issued and sold to TDS with cash, the cancellation of indebtedness owed by API to TDS, such other consideration as shall be reasonably acceptable to API, or a combination of such forms of consideration.

          Section 3.04. TRANSFER OF RIGHTS. (a) The rights of TDS under this Article may be transferred to any one or more transferees from TDS of any Common Shares, Series A Common Shares, or any securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, shares of either such class. Any transfer of rights pursuant to this Section 3.04 shall be effective only upon receipt by API of written notice from TDS stating the name and address of any transferee and identifying the securities being transferred.

          (b) The rights of a transferee shall be the same rights granted to TDS in Section 3.01 with respect to the securities transferred, subject to the same conditions as are applicable to TDS in Section 3.03.


                                   ARTICLE IV
                              CERTAIN OTHER RIGHTS

          Section 4.01. AGREEMENTS REGARDING PAGING INTERESTS. (a) The parties acknowledge and agree that certain operating telephone and cellular companies and other entities that are subsidiaries or affiliates of TDS (other than API and subsidiaries of API) have FCC licenses to engage in radio paging services (collectively, "Paging Services") to certain areas as set forth on Exhibit B (the "Non-API Paging Interests"). With respect to the Non-API Paging Interests, the parties further acknowledge and agree that:

          (1) the Non-API Paging Interests have previously been offered for sale to API and API has decided not to acquire the Non-API Paging Interests; and

          (2) consequently, TDS and such subsidiaries and affiliates will retain all of the Non-API Paging Interests as their own property.

          (b) The parties acknowledge and agree that TDS and subsidiaries of TDS (other than API and subsidiaries of API) may, in the future, (1) obtain FCC licenses to engage in Paging Services or (2) acquire control of entities that have or obtain FCC licenses to engage in Paging Services or have interests in other entities that provide Paging Services, in exchange for all or some of the Non-API Paging Interests or otherwise (collectively, the "Future Paging Interests"). The parties further acknowledge and agree that all such Future Paging Interests that are ancillary to and integrated with other communications systems shall be retained by TDS and such subsidiaries as their own property and the balance of such Future Paging Interests (the "Eligible Future Paging Interests") shall be subject to Section 4.02.

          Section 4.02. API RIGHT OF NEGOTIATION. TDS agrees to offer API the opportunity to negotiate regarding the purchase of the Eligible Future Paging Interests, subject to FCC approval of any purchase, if required, PROVIDED that there are no restrictions on a sale of the interests, including without limitation any requirement that the interests be offered first to another person before being sold to API and PROVIDED, FURTHER, that, in the reasonable judgment of TDS, there are no material adverse consequences to TDS that may result therefrom. If API desires to acquire any such interests so offered, then for a period of 90 days (the "API Negotiating Period") beginning on the date of API's receipt of TDS's offer to negotiate, API shall have the right to negotiate with TDS about the price and other terms and conditions of the acquisition. If, notwithstanding the negotiations of the parties, TDS and API are not able to agree on the price and other terms and conditions of sale during the API Negotiating Period, then there shall be no restriction on TDS's ability to sell at any time thereafter any interest that was a subject of those negotiations, except that if, during the one-year period beginning on the last day of the API Negotiating Period, TDS proposes to sell to a third party any such interest for a price that is not more than the highest price API offered in writing for the interest during the API Negotiating Period, TDS shall first offer in writing to sell the interest to API upon the terms and conditions proposed for the sale to a third party. API shall have ten days within which to accept such offer by giving written notice of acceptance. If API does not timely accept such offer, TDS shall then be free to sell the interest to a third party during the remainder of the one-year period, but only if the price and other terms and conditions of sale are in the aggregate, in the reasonable judgment of TDS, not less favorable to TDS than those proposed for the sale of the interest to API. After the expiration of the one-year period, there shall be no restrictions on TDS's ability to sell the interest.

          Section 4.03. FUTURE ISSUANCE OF SERIES A COMMON SHARES. The parties acknowledge and agree that there have been extensive and in depth discussions between the parties regarding the issuance of additional Series A Common Shares of API subsequent to the Offering to achieve the common goal of the parties of permitting such future issuance in any and all circumstances in which such issuance is requested by TDS and the board of directors of API determines, through the proper exercise of its business judgment, that such issuance would be for a proper corporate purpose.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

           As an inducement to enter into this Agreement, each party represents to and agrees with the other that:

          (a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement;

          (b) it has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to equitable limitations on the availability of the remedy of specific performance); and

          (d) none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with any of the provisions of this Agreement will (i) conflict with or result in a breach of any provision of its corporate charter or bylaws,
     (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.


                                   ARTICLE VI
                                  MISCELLANEOUS

          Section 6.01. TERMINATION OF OBLIGATIONS. Article III of this Agreement shall terminate and cease to be of any force and effect in respect of TDS at such time as TDS shall cease beneficially to own any securities of API; PROVIDED, HOWEVER, that such termination shall not affect the rights of any transferee under Section 3.04. Article IV of this Agreement shall terminate and cease to be of any force and effect in respect of TDS if, at any time after TDS becomes the owner of Series A Common Shares, par value $1.00 per share, of API, less than 500,000 Series A Common Shares are outstanding.

          Section 6.02. INJUNCTIONS. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

          Section 6.03. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is so held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

          Section 6.04. ASSIGNMENT.  Except as provided otherwise in
Section 3.04, and except by operation of law or in connection with the sale or transfer of all or substantially all the assets of a party hereto or of all or substantially all of the capital stock of API beneficially owned by TDS, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; PROVIDED, HOWEVER, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

          Section 6.05. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

          Section 6.06. PARTIES IN INTEREST. Nothing in this Agreement expressed or implied is intended or shall be construed to confer any right or benefit upon any person, firm or corporation other than the parties and their respective permitted successors and assigns.

          Section 6.07. WAIVERS, ETC. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing and signed by the chief executive officer or the chief financial officer of each party in the case of amendments or modifications, or by the chief executive officer or the chief financial officer of the waiving or consenting party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          Section 6.08. SETOFF. All payments to be made by either party under this Agreement shall be made without setoff, counterclaim or withholding except as specifically set forth herein with respect to cancellation by TDS of indebtedness owed by API, all of which are expressly waived.

          Section 6.09. CONFIDENTIALITY. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; PROVIDED, HOWEVER, that such obligation to maintain confidentiality shall not apply to information which (a) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (b) was in the possession of the receiving party at the time of disclosure.

          Section 6.10. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby.

          Section 6.11. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          Section 6.12. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

          Section 6.13. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid to:

          TDS at:   30 North LaSalle Street
                    Suite 4000
                    Chicago, IL  60602-2507
                    Attention:  President

          with separate copies at such address to the attention of the Chief Financial Officer and the Corporate Secretary

          API at:   1300 Godward Street, N.E.
                    Suite 3100
                    Minneapolis, MN  55413-1767
                    Attention:  President

          with separate copies at such address to the attention of the Chief Financial Officer and the Corporate Secretary
or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Any notice given under this Agreement shall be deemed delivered when received at the appropriate address.

          Section 6.14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                              TELEPHONE AND DATA SYSTEMS, INC.

                              By:  /s/ LeRoy T. Carlson, Jr.
                                 -----------------------------------------
                              Name: LeRoy T. Carlson, Jr.

                              Title:  President


                              AMERICAN PAGING, INC.


                              By:/s/ John R. Schaaf
                                 -----------------------------------------
                              Name:  John R. Schaaf

                              Title: President


                      Signature Page of Exchange Agreement
                          dated as of January 1, 1994.

                                                                       EXHIBIT A


                      RESTATED CERTIFICATE OF INCORPORATION

                                                                       EXHIBIT B

                            NON-API PAGING INTERESTS

HELD BY CELLULAR SUBSIDIARIES AND AFFILIATES OF TDS:

             Licensee              Callsign        City        State
--------------------------------   --------  -------------     ------
United States Cellular Operating   KNKC392   Klamath Falls       OR
  Company of Medford                         Medford             OR

United States Cellular Operating   KNKC278   Richland            WA
  Company of Richland

United States Cellular Operating   KNKC280   Yakima              WA
  Company of Yakima                          Benton              WA


HELD BY TELEPHONE COMPANY SUBSIDIARIES AND AFFILIATES OF TDS:

             Licensee              Callsign        City        State
--------------------------------   --------  -------------     ------
Arcadia Telephone Company          KNKC637   Cridersville        OH

                                   WRW272    Arcadia             OH

Badger Telecom, Inc.               KUS256    Chili               WI

Barnardsville Telephone Company    KNKC990   Asheville           NC

Bonduel Telephone Company          KUS279    Bonduel             WI

Calhoun City Telephone Company,    KUS373    Derma               MS
  Inc.

Camden Telephone & Telegraph       KNKB475   Kingsland           GA
  Company, Inc.
                                   KNKB494   Kingsland           GA

Communication Corporation of       KDS416    Hickory Corners     MI
  Michigan

Communications Corporation of      KWT929    Danville            IN
  Indiana

Concord Telephone Exchange, Inc.   KWU286    Concord             TN

             LICENSEE              CALLSIGN        CITY        STATE
--------------------------------   --------  -------------     ------
Delta County Tele-Comm, Inc.       KNKJ597   Hotchkiss           CO

                                   KNKO605   Telluride           CO

Eastcoast Telecom, Inc.            KDS776    Howards Grove       WI

Goshen Telephone Company, Inc.     KDS431    Goshen              AL

Grantland Telecom, Inc.            KWT854    Pennimore           WI

Happy Valley Telephone Company     KNKD534   Anderson            CA

Home Telephone Company-Waldron     KWT872    Waldron             IN

Kearsarge Telephone Company        KUS308    New London          NH

KMP Telephone Company              WRD432    Kerkhoven           MN

Ludlow Telephone Company           KNKD927   Ludlow              VT

Mid-State Telephone Company        KUC940    Spicer              MN

Midway Telephone Company           KNKI323   Medford             WI

Peoples Telephone Company          KUS361    Leesburg            AL

Scandinavia Telephone Company      KUS264    Scandinavia         WI

St. Stephen Telephone Company      WRW295    St. Stephen         SC

Tennessee Telephone Company        KNKC980   Halls Crossroads    TN

                                   KNKD778   La Vergne           TN


1 March 13, 1998